Merrill Lynch EuroFund

File No. 811-04612

Item No. 77M (Mergers) -- Attachment

During the fiscal semi-annual period ending December 31, 2004, Merrill Lynch EuroFund (the “Registrant”) acquired substantially all of the assets and assumed substantially all of the liabilities of Merrill Lynch Pan-European Growth Fund, Inc., a series of Mercury Funds, Inc. (“Pan-European Growth Fund”), File No. 811-08797.

The Board of the Registrant and the Board of Pan-European Growth Fund unanimously approved the Reorganization at meetings held on February 9-10, 2004 (Registrant) and February 18-19, 2004 (Pan-European Growth Fund) and the proposal pursuant to which the Registrant would acquire substantially all of the assets of Pan-European Growth Fund and assume substantially all of the liabilities of Pan-European Growth Fund in return for newly issued shares of the Registrant to be distributed to the shareholders of Pan-European Growth Fund in proportion to such shareholders’ interest in Pan-European Growth Fund in liquidation of Pan-European Growth Fund.

On May 7, 2004, in connection with the Reorganization, the Registrant filed a Registration Statement on Form N-14 (File Nos. 333-115276 and 811-04612) (the “N-14 Registration Statement”).  The N-14 Registration Statement contained the proxy materials soliciting the approval of the Reorganization by the shareholders of Pan-European Growth Fund.

On August 13, 2004, the shareholders of the Registrant and Pan-European Growth Fund approved the Reorganization at a special meeting of shareholders held for that purpose.  On August 20, 2004 (the “Reorganization Date”), pursuant to the Agreement, Pan-European Growth Fund transferred assets valued at $86,300,624.83 to the Registrant and received in exchange 6,967,203.484 newly-issued Class I, Class B, Class C, and Class A shares of the Registrant comprised of 582,238.585 Class I shares, 4,331,001.463 Class B shares, 1,581,111.158 Class C shares and 472,852.278 Class A shares.  Such shares were then distributed to the shareholders of Pan-European Growth Fund on that date in proportion to each shareholder’s interest (by Class) in the assets transferred.

An Application for Deregistration on Form N-8F will be filed by Pan-European Growth Fund with the Securities and Exchange Commission.